EXHIBIT 16

7 December 2022
CONCESSOC 31 SAS
as Shareholder

and

Aerodrome Infrastructure S.à r.l.
as Company

Set-off Agreement

THIS SET-OFF AGREEMENT (the “Agreement”) is made on and effective as of 7 December 2022,
BETWEEN
(1)
CONCESSOC 31 SAS, a simplified joint-stock company (société par actions simplifiée) incorporated and existing under the laws of France, having its registered office at 1973 boulevard de la Défense, 92000 Nanterre, France, registered with the French Trade and Companies Register of Nanterre under number 918 858 226 R.C.S. Nanterre (the “Shareholder”);

AND
(2)
Aerodrome Infrastructure S.à r.l. (hereinafter the “Company”), a private limited liability company (société à responsabilité limitée), having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B251461 (the “Company”);

each a “Party” and together the “Parties” to this Agreement.
RECITALS
(A)
The Shareholder holds a receivable against the Company, in an aggregate amount of USD 347,772,546.03 (the “Concessoc Receivable”), as documented under a promissory note entered into on or around the date hereof between the Company and the Shareholder as holder (the “Promissory Note”), as attached hereto as Schedule 1.

(B)
Pursuant to the terms and conditions of the Promissory Note, the Company notified the Shareholder of its intention to prepay a portion, amounting to USD 332,772,546.03, of the amount due under the Promissory Note (the “Prepayment Amount”).

(C)	The Concessoc Receivable is, up to the Prepayment Amount, undisputed, due, and payable (créance certaine, liquide et exigible).
THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	CONSTRUCTION
1.1	Definitions
When used in this Agreement, the following terms have the following meanings:
“Aerodrome Receivable” has the meaning set out in clause 2 of this Agreement.
“Agreement” means this contribution agreement.
“Business Day” means any day on which banks are open for general business in Luxembourg and in France.
“Company” has the meaning set out in the above parties section.
“Concessoc Receivable” has the meaning set out in the above Recitals.

“EGM” means the general meeting of shareholder of the Company resolving the Share Capital Increase.
“Party” and “Parties” have the meaning set out in the above parties section.
“Prepayment Amount“ has the meaning set out in the above Recitals.
“Promissory Note” has the meaning set out in the above Recitals.
“Set-Off” has the meaning set out in clause Error! Reference source not found. of this Agreement.
“Share Capital Increase” has the meaning set out in clause 2 of this Agreement.
“Shareholder” has the meaning set out in the above parties section.
1.2	Interpretation
In this Agreement:
(a)	any reference to any agreement is to be construed as a reference to such agreement as it may be amended, supplemented, modified or extended from time to time, whether before or after the date hereof;
(b)	a reference to a person or persons is, where relevant, deemed to be a reference to or to include their respective successors, permitted assignees or transferees, as appropriate;
(c)	reference to clauses are references to, respectively, clauses of this Agreement;
(d)
a reference to a law or regulation or any provisions thereof is to be construed as a reference to such law, regulation or provisions as the same may have been, or may from time to time hereafter be, amended or re-enacted; and

(e)	words denoting the singular include the plural and vice versa;
(f)	words denoting a gender also include the other gender;
(g)	words denoting persons include bodies corporate, partnerships, associations and any other organised groups of persons or entities whether incorporated or not.
1.3	Clause headings
Clause headings are for ease of reference only and shall not affect interpretation.
2.	SHARE CAPITAL INCREASE AND SET-OFF
The Shareholder hereby intends to restructure the share capital of the Company by cancelling the nominal value of the shares of the Company, and to increase the Company’s share capital by an amount of USD 332,772,546.03 so as to increase it from its current amount of USD 20,000, represented by 20,000 shares without nominal value (the “Shares”), up to USD 332,792,546.03 with effect as of the EGM (the “Share Capital Increase”).

As a result of its subscription to the Share Capital Increase, the Company will hold, as of the EGM, a receivable against the Shareholder of USD 332,772,546.03 (the “Aerodrome Receivable”) which is an undisputed, liquid, due and payable claim (créance certaine, liquide et exigible).
The Parties agree that the Aerodrome Receivable will be repaid in full by way of set-off (compensation) in accordance with article 1289 and seq. of the Luxembourg Civil Code (against a portion of the principal amount due by the Company under the Concessoc Receivable (the “Set-Off”).
As a consequence of the Set-Off:
−	the subscription price of the Shares is fully paid, i.e., no amount is due by the Shareholder to the Company under the Aerodrome Receivable;
−
a portion, amounting to USD 332,772,546.03 of the principal amount of the Concessoc Receivable is repaid. Following the Set-off, the principal amount of the Concessoc Receivable amounts to USD 15,000,000.

3.	ADDITIONAL ACTIONS
The Company undertakes to comply with any necessary formalities, make any necessary registrations, notifications, publications and/or filings and take any further action required in respect of the Share Capital Increase.
4.	NO WAIVER
No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.
5.	ENTIRE AGREEMENT
This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements with respect hereto between the Parties.
6.	AMENDMENTS
This Agreement may only be amended or supplemented by a written agreement signed by all of the Parties.
7.	ASSIGNMENT
None of the Parties may assign any of their rights under this Agreement without the written consent of the other Party.

8.	COSTS
Each Party shall bear its own costs, fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.
9.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, all of which shall together constitute one instrument.
10.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.
11.	JURISDICTION
The Parties irrevocably agree that any disputes arising out of or in connection with this Agreement shall be submitted exclusively to the courts of the City of Luxembourg, Grand Duchy of Luxembourg.
The Parties have executed this Agreement in counterparts, each Party acknowledging receipt of one copy on the date first above written.
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[Signature page – Set-Off Agreement]
The Shareholder
CONCESSOC 31 SAS
/s/ Rémi Maumon de Longevialle Name: Rémi Maumon de Longevialle Title: President
The Company Aerodrome Infrastructure S.à r.l. /s/ Kent Svensson Name: Kent Svensson Title: class B manager and authorised signatory

Schedule 1
Promissory Note